Exhibit 17.1

Jerry McLaughlin	December 12, 2018

Lead Independent Director

Sonoma Pharmaceuticals, Inc.

1129 North McDowell Boulevard

Petaluma, CA 94954

Re: Resignation from the Board of Directors of Sonoma Pharmaceuticals, Inc.

Jerry,

Please accept this letter as my resignation from the Board of Directors of both Sonoma Pharmaceuticals, Inc. and its subsidiary, Aquamed Technologies, Inc., effective today.

It has been an honor to serve on the Company’s board and wish you and the Company the best.

Sincerely,

/S/ Jim Schutz

Jim Schutz